Exhibit 99.1

FOSSIL GROUP, INC. REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS

Richardson, TX, NOVEMBER 11, 2020 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the third quarter ended October 3, 2020.

Third Quarter Summary

•Worldwide net sales of $435 million decreased 19% on a reported basis and 20% in constant currency. Topline performance was better than expected, due to continued strength in both owned and third party e-commerce, strong growth in Mainland China and modest improvement within the wholesale channel globally.

•On a constant currency basis, sales from the Company's owned e-commerce websites increased 66% and third party marketplace e-commerce sales increased 44% compared to prior year.

•Gross margin of 52.8%, representing 120 basis points of expansion compared to the third quarter of 2019.

•The Company reduced operating expenses by $75 million, or 26%, on a year-over-year basis, reflecting continued progress under its New World Fossil 2.0 - Transform to Grow program (“NWF 2.0”).

•Operating income of $18 million compared to an operating loss of $9 million a year ago, primarily reflecting gross margin and cost reduction benefits.

•Cash and cash equivalents of $324 million, and total debt of $239 million as of October 3, 2020.

“The organization continues to execute well in the face of a challenging environment,” stated Kosta Kartsotis, Chairman and CEO. “We outperformed our topline expectations in the third quarter, reflecting ongoing momentum in our digital channels and strong growth in mainland China, as well as trend improvement in the wholesale channel globally.”

“In addition, we are making good progress on our strategic priorities, with accelerated initiatives around our digital expansion programs and structural cost reduction efforts. Given the uncertain environment, we are remaining agile and continuing to closely manage liquidity, expenses and inventory as we position the business for future growth.”

Third Quarter 2020 Operating Results

Worldwide net sales totaled $435.5 million, a decrease of 19% on a reported basis and 20% in constant currency compared to $539.5 million in the third quarter of fiscal 2019. The year-over-year decline was primarily due to COVID-19 related traffic declines in both Fossil stores and wholesale doors. Partly offsetting brick-and-mortar sales declines was growth in digital channels, with owned e-commerce websites increasing 66% and dedicated third party marketplaces growing 44%, both on a constant currency basis. The following table provides a summary of net sales performance, on both an as reported and constant currency basis, for the third quarter of 2020 compared to the 2019 third quarter (in millions, except percentage data).

	Third Quarter
	2020	2019	Growth (Decline)
	Amounts as Reported	Amounts as Reported	Dollars as Reported (1)	Constant Currency Dollars (2)	Percentage as Reported (1)	Percentage Constant Currency (2)
Americas	$175	$220	$(45)	$(43)	(20)%	(20)%
Europe	135	174	(39)	(44)	(22)	(25)
Asia	120	143	(23)	(24)	(16)	(17)
Corporate	5	2	3	3	135	117
Total net sales	$435	$539	$(104)	$(108)	(19)%	(20)%

Watches	$357	$445	$(88)	$(92)	(20)%	(21)%
Leathers	38	54	(16)	(17)	(31)	(31)
Jewelry	29	28	1	—	2	(1)
Other	11	12	(1)	1	9	8
Total net sales	$435	$539	$(104)	$(108)	(19)%	(20)%

(1)   Reported GAAP amounts include impacts from currency.
(2)   Eliminates the effect of currency changes in fiscal 2020 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

Gross profit totaled $229.8 million compared to $278.5 million in the third quarter of 2019. Gross margin increased 120 basis points to 52.8% versus 51.6% a year ago, primarily reflecting a higher mix of e-commerce sales, favorable region and product mix and favorable pricing on sell-through of older generation connected products, partially offset by heightened promotional activity and an unfavorable currency impact of approximately 120 basis points.

Operating expenses totaled $212.3 million compared to $287.7 million a year ago. Operating expenses in the third quarter of 2020 included $5.7 million of restructuring costs, primarily related to employee costs, professional services and store closures, while operating expenses in the third quarter of 2019 included $7.0 million of restructuring costs. Third quarter selling, general and administrative expenses decreased on a year-over-year basis, reflecting lower compensation, marketing and discretionary costs.

Third quarter operating income was $17.5 million compared to operating loss of $9.2 million in the third quarter of 2019. Net income totaled $16.0 million, or $0.31 per diluted share, compared to net loss of $25.9 million, or ($0.51) per diluted share, in the third quarter of 2019.  Per share data included restructuring charges of $0.09 per diluted share in the third quarter of 2020 while per share data in the third quarter of 2019 included non-cash intangible asset impairment charges of $0.25 per diluted share and restructuring expenses of $0.11 per diluted share. During the third quarter of fiscal 2020, currencies, including both the translation impact on operating earnings and the impact of foreign currency hedging contracts, unfavorably affected income per diluted share by approximately $0.09.

New World Fossil 2.0 - Transform to Grow Initiative

During 2019, the Company initiated NWF 2.0, which was designed to deliver gross margin benefits and operating expense reductions totaling $200 million over the three-year period from 2019 to 2021. As a result of the unprecedented impact of COVID-19, earlier this year the Company significantly expanded its NWF 2.0 initiative to $250 million to include additional organizational efficiencies and accelerate its digital initiatives. The Company expects to generate $100 million in expense savings in 2020.

Balance Sheet Summary

As of October 3, 2020, the Company had cash and cash equivalents of $324 million and total debt of $239 million, including $162 million of borrowings under its Term Credit Agreement. Inventories at the end of third quarter 2020 totaled $360 million, a decrease of 37% versus a year ago, reflecting accelerated inventory reduction actions, primarily in older generation connected product, and proactive management of inbound receipts to align with reduced consumer demand.

COVID-19 Update

The Company is continuing to closely manage liquidity, expenses and inventory to navigate COVID-19 impacts and related macro uncertainty. During the third quarter, the Company:

•Reduced operating expenses across payroll, marketing, professional fees, travel and contract labor versus prior year;
•Closely managed working capital by reducing inventory receipts; and
•Reduced outstanding debt and revolving credit levels by $30 million.

As of October 3, 2020, the Company had total liquidity of $356 million, comprised of $324 million of cash and cash equivalents and $32 million of availability under its revolving credit facility. The Company expects to end the fourth quarter of 2020 with approximately $300 million to $325 million of cash and cash equivalents and approximately $30 million of availability under its revolving credit facility.

Outlook

The Company anticipates that impacts from COVID-19 will continue to pressure sales in the fourth quarter of 2020, with ongoing strength in e-commerce channels offset by contraction in Fossil retail stores and the wholesale channel. Worldwide net sales are expected to decline in the range of 40% to 30%.

Safe Harbor

Certain statements contained herein that are not historical facts, including multi-year New World Fossil expense reduction estimates, , future financial estimates as well as estimated impacts from COVID-19, , constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the effect of worldwide economic conditions; the impact of COVID-19; the length and severity of COVID-19; the duration of trends resulting from the impact of COVID-19, including strength in e-commerce channels; the pace of recovery following COVID-19; the impact of the Coronavirus Aid, Relief, and Economic Security Act; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components; acts of war or acts of terrorism; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; risks related to excess inventory, including older generation connected products; customer acceptance of both new designs and newly-introduced product lines, including risks related to new generation connected products; financial difficulties encountered by customers; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions; risks related to the success of our restructuring programs; the termination or non-renewal of material licenses, risks related to foreign operations and manufacturing; changes in the costs of materials, labor and advertising; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and connected products. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, BMW, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
(858) 523-1732
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended
($ in millions, except per share data):	October 3, 2020	September 28, 2019
Net sales	$435.5	$539.5
Cost of sales	205.7	261.0
Gross profit	229.8	278.5
Gross margin	52.8%	51.6%
Operating expenses:
Selling, general and administrative expenses	206.6	264.1
Trade name impairment	—	16.6
Restructuring charges	5.7	7.0
Total operating expenses	$212.3	$287.7
Total operating expenses (% of net sales)	48.7%	53.3%
Operating income (loss)	17.5	(9.2)
Operating margin	4.0%	(1.7)%
Interest expense	8.0	7.4
Other income (expense) - net	—	(1.4)
Income (loss) before income taxes	9.5	(18.0)
Provision for income taxes	(6.8)	6.9
Less: Net income attributable to noncontrolling interest	0.3	1.0
Net income attributable to Fossil Group, Inc.	$16.0	$(25.9)
Earnings per share:
Basic	$0.31	$(0.51)
Diluted	$0.31	$(0.51)
Weighted average common shares outstanding:
Basic	51.3	50.5
Diluted	51.8	50.5

Consolidated Balance Sheet Data ($ in millions):	October 3, 2020	September 28, 2019
Assets:
Cash and cash equivalents	$323.6	$147.5
Accounts receivable - net	189.8	247.6
Inventories	359.5	570.2
Other current assets	134.9	126.4
Total current assets	$1,007.8	$1,091.7
Property, plant and equipment - net	$118.5	$155.0
Operating lease right-of-use assets	244.5	292.1
Intangible and other assets - net	151.5	101.8
Total long-term assets	$514.5	$548.9
Total assets	$1,522.3	$1,640.6

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$528.5	$507.3
Short-term debt	21.4	21.8
Total current liabilities	$549.9	$529.1
Long-term debt	$217.9	$242.1
Long-term operating lease liabilities	260.7	288.6
Other long-term liabilities	70.2	70.9
Total long-term liabilities	$548.8	$601.6
Stockholders’ equity	423.6	$509.9
Total liabilities and stockholders’ equity	$1,522.3	$1,640.6

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales
	For the 13 Weeks Ended
	October 3, 2020			September 28, 2019
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$175.1	$1.3	$176.4	$220.0
Europe	135.3	(5.4)	129.9	173.9
Asia	119.7	(0.2)	119.5	143.3
Corporate	5.4	(0.1)	5.3	2.3
Total net sales	$435.5	$(4.4)	$431.1	$539.5

Product Categories:
Watches	$356.6	$(3.1)	$353.5	$445.5
Leathers	37.7	(0.3)	37.4	54.5
Jewelry	28.9	(0.9)	28.0	28.2
Other	12.3	(0.1)	12.2	11.3
Total net sales	$435.5	$(4.4)	$431.1	$539.5

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, and restructuring expense minus interest income. We have included Adjusted EBITDA herein because it is widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use Adjusted EBITDA to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA may not be comparable to similarly titled measures other companies report. Adjusted EBITDA is not intended to be used as an alternative to any measure of our performance in accordance with GAAP. The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2019(1)	Fiscal 2020
($ in millions):	Q4	Q1	Q2	Q3	Total
Income (loss) before income taxes	$(6.0)	$(149.1)	$(43.8)	$9.5	$(189.4)
Plus:
Interest expense	7.0	7.5	7.9	8.0	30.4
Amortization and depreciation	12.9	12.2	10.7	10.3	46.1
Impairment expense	4.7	19.6	3.4	4.6	32.3
Other non-cash charges	43.2	21.7	3.6	2.9	71.4
Stock-based compensation	1.9	3.1	2.9	3.2	11.1
Restructuring expense	5.2	9.4	10.5	5.7	30.8
Less:
Interest Income	0.1	—	(0.1)	(0.1)	(0.1)
Adjusted EBITDA	$68.8	$(75.6)	$(4.7)	$44.3	$32.8
(1)   Prior period amounts have been adjusted to conform to the current period presentation.

Store Count Information

	October 3, 2020				September 28, 2019
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Full price accessory	77	74	54	205	87	86	53	226
Outlets	112	76	32	220	115	72	35	222
Full priced multi-brand	—	3	3	6	—	4	2	6
Total stores	189	153	89	431	202	162	90	454

END OF RELEASE